Exhibit 99.1

NEWS

Georgia Gulf Reports First Quarter 2010 Financial Results

ATLANTA, GEORGIA — May 5, 2010 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its first quarter ended March 31, 2010.

Georgia Gulf reported net sales of $631.5 million for the first quarter of 2010 compared to net sales of $407.3 million for the first quarter of 2009.  The sales increase is primarily due to increased volumes, particularly in aromatics and building products, and higher sales prices in vinyl resins and aromatics products, partially offset by lower caustic soda sales prices.

Georgia Gulf reported a net loss of $19.0 million for the first quarter of 2010, compared to net income of $48.3 million during the same quarter in the previous year.  The net income in the first quarter of 2009 includes a pre-tax gain from debt modification of $121.0 million.

The Company reported an operating loss of $10.5 million for the first quarter of 2010 compared to an operating loss of $25.7 million for the first quarter of 2009.  The first quarter of 2009 included $8.0 million of restructuring costs while the first quarter of 2010 included $0.3 million of net restructuring income.

“While there continue to be challenges in the economy and the housing market, I am encouraged by Georgia Gulf’s financial performance during the first quarter of 2010.  Our results demonstrate that the initiatives we have implemented over the last two years have positioned the Company to succeed even in challenging markets,” stated Paul Carrico, President and CEO of Georgia Gulf.  “We have seen a considerable increase in volumes across our businesses, with building products and aromatics contributing significantly to our success during this quarter.  We will continue to strengthen our position as a premier chlorovinyls and building products business,” he concluded.

Chlorovinyls

In the Chlorovinyls segment, first quarter 2010 sales increased to $287.7 million from $241.7 million during the first quarter of 2009. The segment posted an operating loss of $8.7 million compared to operating income of $20.5 million during the same quarter in the prior year.  The decrease in operating income was primarily due to a significant increase in ethylene costs during the quarter, two scheduled turnarounds, and lower caustic sales prices compared to historically high caustic sales prices and only one scheduled turnaround in the same quarter last year.  These items were partially offset by PVC sales price increases and lower natural gas costs.

Building Products

To better align our financial reporting with how we manage our businesses, the Company combined the former Window & Door Profiles and Mouldings segment and the former Outdoor Building Products segment into one Building Products segment beginning with the three months ended March 31, 2010.  Prior period results have been adjusted to reflect the combined segment and are presented on a consistent basis.  In the Building Products segment, sales were $153.1 million for the first quarter of 2010, compared to $114.1 million during the same quarter in the prior year. Sales on a constant currency basis increased 21 percent.  The increase in sales reflects improved conditions in North American housing and construction markets, due in part to relatively mild weather in Canada and the northern United States.  The segment’s operating loss was $3.7 million for the first quarter of 2010, compared to an operating loss of $34.3 million during the same quarter in the prior year. The significant decrease in operating loss is primarily the result of higher volumes and the benefit from numerous cost reduction initiatives.

Aromatics

In the Aromatics segment, sales increased to $190.7 million for the first quarter of 2010 from $51.5 million during the first quarter of 2009. During the first quarter of 2010, the segment recorded operating income of $9.6 million, compared to operating income of $0.5 million during the same quarter in 2009. The increase in operating income was due to significantly higher sales volumes and prices compared to the same quarter last year.

Liquidity

As of March 31, 2010, the Company had $47.9 million of cash on hand as well as $127.6 million of borrowing capacity available under its asset based loan facility.

Conference Call

The Company will discuss first quarter financial results and business developments via conference call and webcast on Thursday, May 6 at 10:00 a.m. ET.  To access the Company’s first quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=3023653.  Playbacks will be available from 11:00 AM ET Thursday, May 6, to midnight ET Friday, May 14.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 69200204.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our Annual Report on Form 10-K for the year ended December 31, 2009.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$47,934	$38,797
Receivables, net of allowance for doubtful accounts of $16,743 in 2010 and $16,453 in 2009	280,650	208,941
Inventories	284,400	251,397
Prepaid expenses	26,888	24,296
Income tax receivables	26,620	30,306
Deferred income taxes	11,883	14,108
Total current assets	678,375	567,845
Property, plant and equipment, net	683,856	687,570
Goodwill	207,361	203,809
Intangible assets, net of accumulated amortization of $11,236 in 2010 and $10,996 in 2009	15,062	15,223
Other assets, net	105,915	116,494
Non-current assets held for sale	14,227	14,924
Total assets	$1,704,796	$1,605,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$37,350	$28,231
Accounts payable	165,445	124,829
Interest payable	16,453	2,844
Income taxes payable	1,236	1,161
Accrued compensation	14,089	16,069
Liability for unrecognized income tax benefits and other tax reserves	9,942	9,529
Other accrued liabilities	44,697	43,236
Total current liabilities	289,212	225,899
Long-term debt	766,518	710,774
Liability for unrecognized income tax benefits	66,820	64,371
Deferred income taxes	165,689	174,457
Other non-current liabilities	35,340	37,036
Total liabilities	1,323,579	1,212,537

Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 33,722,121 in 2010 and 33,718,367 in 2009	337	337
Additional paid-in capital	473,489	472,018
Accumulated deficit	(91,745)	(72,713)
Accumulated other comprehensive loss, net of tax	(864)	(6,314)
Total stockholders’ equity	381,217	393,328
Total liabilities and stockholders’ equity	$1,704,796	$1,605,865

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2010	2009
Net sales	$631,450	$407,331
Operating costs and expenses:
Cost of sales	604,371	392,322
Selling, general and administrative expenses	37,858	32,676
Restructuring (income) costs	(305)	8,037
Total operating costs and expenses	641,924	433,035
Operating loss	(10,474)	(25,704)
Gain on substantial modification of debt	—	121,033
Interest expense, net	(17,835)	(35,172)
Foreign exchange (loss) gain	(5)	22
(Loss) income before income taxes	(28,314)	60,179
(Benefit) provision for income taxes	(9,283)	11,894
Net income (loss)	$(19,031)	$48,285
(Loss) earnings per share:
Basic	$(0.56)	$34.60
Diluted	$(0.56)	$34.60
Weighted average common shares:
Basic	33,720	1,385
Diluted	33,720	1,385

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2010	2009
Cash flows from operating activities:
Net (loss) income	$(19,031)	$48,285
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	24,887	31,344
Gain on substantial modification of debt	—	(121,033)
Foreign exchange (gain) loss	(531)	1,924
Deferred income taxes	(10,079)	10,680
Tax deficiency related to stock plans	(2,543)	(1,032)
Stock based compensation	712	878
Other non-cash items	6,188	(636)
Change in operating assets, liabilities and other	(41,612)	(8,062)
Net cash used in operating activities	(42,009)	(37,652)
Cash flows from investing activities:
Capital expenditures	(10,955)	(12,525)
Proceeds from sale of property, plant and equipment, and assets held-for sale	770	421
Proceeds from insurance recoveries related to property, plant and equipment	—	1,958
Net cash used in investing activities	(10,185)	(10,146)
Cash flows from financing activities:
Borrowing on revolving line of credit	—	46,967
Repayments on ABL revolver	(132,378)	—
Borrowings on ABL revolver	193,562	—
Repayment of long-term debt	(13)	(908)
Stock compensation plan activity	—	(25)
Fees paid to amend or issue debt facilities	(3,020)	(22,372)
Tax benefits from employee share-base exercises	3,328	—
Net cash provided by financing activities	61,479	23,662
Effect of exchange rate changes on cash and cash equivalents	(148)	(868)
Net change in cash and cash equivalents	9,137	(25,004)
Cash and cash equivalents at beginning of period	38,797	89,975
Cash and cash equivalents at end of period	$47,934	$64,971

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2010		2009

Segment net sales:
Chlorovinyls	$287,711		$241,738
Building Products	153,050		114,088
Aromatics	190,689		51,505
Net Sales	$631,450		$407,331

Segment operating income (loss):
Chlorovinyls	$(8,652	)(1)	$20,516	(3)
Building Products	(3,673	)(2)	(34,279	)(4)
Aromatics	9,645		474
Unallocated corporate	(7,794)		(12,415	)(5)
Total operating income (loss)	$(10,474)		$(25,704)

(1)	Includes $1.0 million of income primarily due to reversal of remediation accrued as restructuring expense in the previous period
(2)	Includes $0.6 million for restructuring costs
(3)	Includes $2.0 million of restructuring costs
(4)	Includes $3.5 million of restructuring costs
(5)	Includes $2.5 million of restructuring costs

CONTACTS:

Georgia Gulf Corporation

Investor Relations:

Martin Jarosick

(770) 395-4524

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